                                                      REGISTRATION NO. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                               ------------------

                       ROCKWELL INTERNATIONAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                            95-1054708
           (STATE OR OTHER JURISDICTION OF                   (I.R.S. EMPLOYER IDENTIFICATION NO.)
           INCORPORATION OR ORGANIZATION)

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
                                        2201 SEAL BEACH BOULEVARD
                                    SEAL BEACH, CALIFORNIA 90740-8250
                                 (412) 565-4090 (Office of the Secretary)
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL
                                             EXECUTIVE OFFICE)

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
            WILLIAM J. CALISE, JR., ESQ.                             PETER R. KOLYER, ESQ.
               Senior Vice President,                                 Chadbourne & Parke
            General Counsel and Secretary                            30 Rockefeller Plaza
         Rockwell International Corporation                        New York, New York 10112
                 625 Liberty Avenue                                     (212) 408-5100
         Pittsburgh, Pennsylvania 15222-3123
                   (412) 565-2905
(NAMES, ADDRESSES, INCLUDING ZIP CODE, AND TELEPHONE NUMBERS, INCLUDING AREA CODE, OF AGENTS FOR SERVICE)

                              ------------------

                                   Copy to:
                         WILLIAM P. ROGERS, JR., ESQ.
                            Cravath, Swaine & Moore
                               825 Eighth Avenue
                           New York, New York 10019
                                (212) 474-1270


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

                              ------------------

IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT
TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. / /

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A
DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF
1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST
REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. /X/

                               ------------------

                        CALCULATION OF REGISTRATION FEE
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
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                                                                PROPOSED        PROPOSED
                                                 AMOUNT         MAXIMUM         MAXIMUM        AMOUNT OF
TITLE OF EACH CLASS OF                           TO BE       OFFERING PRICE    AGGREGATE      REGISTRATION
  SECURITIES TO BE REGISTERED                  REGISTERED       PER UNIT     OFFERING PRICE       FEE
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
Debt Securities.............................   $300,000,000      100%*       $300,000,000*      $103,449
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

* Estimated solely for purposes of calculating the Registration Fee pursuant to paragraph (o) of Securities Act Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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

PROSPECTUS
                       ROCKWELL INTERNATIONAL CORPORATION
                                DEBT SECURITIES

                               ------------------

     Rockwell International Corporation (the Company) intends to offer from time to time up to $300,000,000 aggregate principal amount of its debt securities of one or more series (the Debt Securities) on terms to be determined at the time of sale. The specific designation, aggregate principal amount, authorized denominations, purchase price, maturity, rate and time of payment of interest, any redemption terms or other specific terms and any listing on a securities exchange of the series of Debt Securities in respect of which this Prospectus is being delivered (Offered Debt Securities) are set forth in the accompanying Prospectus Supplement, together with the terms of offering of the Offered Debt Securities.

                               ------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION      TO THE
                 CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

     The Debt Securities will be sold directly, through agents designated from time to time or through underwriters or dealers. If any agents of the Company or any underwriters are involved in the sale of the Offered Debt Securities in respect of which this Prospectus is being delivered, the names of such agents or underwriters and any applicable commissions or discounts are set forth in the Prospectus Supplement. The net proceeds to the Company from such sale are also set forth in the Prospectus Supplement.

                               ------------------

           THE DATE OF THIS PROSPECTUS IS                     , 1995.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents, which are on file (file number 1-1035) with the Securities and Exchange Commission (the Commission), are incorporated herein by reference and made a part hereof:

          (a) The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994;

          (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994; and

          (c) The Company's Current Reports on Form 8-K dated December 21, 1994 and February 23, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the Exchange Act), subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Prospectus, except as so modified or superseded.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the information incorporated by reference in the Registration Statement of which this Prospectus is a part (not including exhibits to such information unless such exhibits are specifically incorporated by reference into such information). Such request should be directed to Mr. T.
J. Joyce, Vice President, Investor Relations, Rockwell International Corporation, 625 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3123 (telephone number (412) 565-7436).

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy statements and other information relating to its business, financial condition and other matters with the Commission. This Prospectus contains information concerning the Company but does not contain all of the information set forth in the Registration Statement and exhibits thereto, or amendments thereto, which the Company has filed or may file with the Commission under the Securities Act of 1933, as amended (the Securities Act). Such reports, proxy statements, Registration Statement and exhibits and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 13th Floor, 7 World Trade Center, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     Certain securities of the Company are listed on the New York, Boston, Chicago, Pacific and Philadelphia Stock Exchanges. Reports, proxy statements and other information concerning the Company can be inspected at such exchanges.
                               ------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS, IF ANY, MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE DEBT SECURITIES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     The Company is a diversified corporation engaged in research, development and manufacture of many products for commercial and government markets. In fiscal 1994, 65% of the Company's total sales were made to U.S. commercial and international customers, 20% of the Company's total sales were made under United States Government defense contracts and subcontracts, and 15% of the Company's total sales were made under contracts with the National Aeronautics and Space Administration for space activities. As used herein the term "the Company" includes subsidiaries and predecessors unless the context indicates otherwise.

     The Company operates in four business segments, which are engaged in research, development and manufacture of diversified products as follows:

          Electronics--industrial automation equipment and systems; avionics products and systems and related communications technologies primarily used in commercial and military aircraft; semiconductor-based subsystems including fax and data modems, global positioning system receiver engines and gallium arsenide devices; and defense electronics systems and products for precision guidance and control, for tactical weapons, and for command, control, communications and intelligence.

          Aerospace--manned and unmanned space systems, rocket engines, military aircraft and modifications, military and commercial aircraft structural components, advanced space-based surveillance systems and high-energy laser and other directed-energy programs.

          Automotive--components and systems for heavy- and medium-duty trucks, buses, trailers and heavy-duty off-highway vehicles (Heavy Vehicle Systems); and components and systems for light trucks and passenger cars (Light Vehicle Systems).

          Graphic Systems--high-speed printing presses and related graphic arts equipment.

     The Company, a Delaware corporation organized in 1928, has its principal executive offices at 2201 Seal Beach Boulevard, Seal Beach, California 90740-8250 (telephone number (412) 565-4090 (Office of the Secretary)).

                              RECENT DEVELOPMENTS

     In December 1994 the Company acquired approximately 62% of the outstanding common stock on a fully-diluted basis (constituting approximately 88% of the outstanding voting common stock) of Reliance Electric Company (Reliance), a major manufacturer of industrial products and telecommunications equipment with annual sales of $1.7 billion. Pursuant to a merger agreement between the Company and Reliance, the Company effected on January 27, 1995 a merger in which Reliance became a wholly-owned subsidiary of the Company. The aggregate purchase price for Reliance was approximately $1.6 billion. The Company intends to divest Reliance's telecommunications business, which has annual sales of approximately $460 million. Certain financial information regarding Reliance and certain unaudited pro forma financial information in respect of the Company and Reliance is included in the Company's Current Report on Form 8-K dated December 21, 1994 and in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994, each of which is incorporated herein by reference.

                                USE OF PROCEEDS

     Except as may otherwise be set forth in the Prospectus Supplement, the net proceeds to be received by the Company from the sale of the Debt Securities offered hereby will be applied to repay commercial paper notes or other borrowings by the Company, the proceeds of which were applied toward the approximately $1.6 billion purchase price for Reliance. Pending such application, the net proceeds of the Debt Securities will be used for short-term investments or other general corporate purposes.

                         SELECTED FINANCIAL INFORMATION

     The following summary of financial information of the Company and its subsidiaries was excerpted or derived from, and should be read in conjunction with, the financial statements and other information and data incorporated by reference or contained in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 and in the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 1994 and 1993. Certain prior year amounts have been reclassified to conform to current year presentation. The balance sheet data at December 31, 1994 include assets acquired and liabilities assumed in the Reliance acquisition recorded at estimated fair values determined by the Company's management based on information currently available. The income statement data for the three months ended December 31, 1994 do not include any results of operations of Reliance. Information as of December 31, 1994 and 1993 and for the three-month periods then ended is unaudited, but in the opinion of management of the Company, contains all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the results of operations for such interim periods. The results of operations for the three-month period ended December 31, 1994 are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 1995.

                                         THREE MONTHS ENDED
                                            DECEMBER 31,                         FISCAL YEAR ENDED SEPTEMBER 30,
                                       ----------------------     -------------------------------------------------------------
                                         1994          1993         1994         1993         1992          1991         1990
                                       ---------     --------     --------     --------     ---------     --------     --------
                                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Sales:
  Electronics......................    $   1,180     $  1,184     $  5,015     $  4,666     $   4,620     $  4,645     $  4,507
  Aerospace........................          555          610        2,627        3,006         3,169        3,535        3,781
  Automotive.......................          724          599        2,644        2,348         2,269        2,154        2,340
  Graphic Systems..................          164          155          655          632           688          962          967
                                       ---------     --------     --------     --------     ---------     --------     --------

  Sales of Ongoing Businesses......        2,623        2,548       10,941       10,652        10,746       11,296       11,595
  Divested businesses(1)...........                        53          182          188           164          631          784
                                       ---------     --------     --------     --------     ---------     --------     --------
        Total......................    $   2,623     $  2,601     $ 11,123     $ 10,840     $  10,910     $ 11,927     $ 12,379
                                        ========      =======      =======      =======      ========      =======      =======
Operating Earnings:
  Electronics......................    $   161.6     $  168.9     $  688.0     $  598.1     $   485.4     $  547.7     $  534.1
  Aerospace........................         86.2         81.7        372.2        369.2         327.9        408.9        446.9
  Automotive.......................         48.9         35.1        113.7        134.5         106.7         60.9        129.2
  Graphic Systems(2)...............         16.8          8.9         31.2         14.8          21.5        121.0        118.6
                                       ---------     --------     --------     --------     ---------     --------     --------
  Operating Earnings of Ongoing
    Businesses.....................        313.5        294.6      1,205.1      1,116.6         941.5      1,138.5      1,228.8
  Divested Businesses(1)...........                      (0.1)        17.1         (8.4)         19.3        376.8         54.2
  Restructuring of Businesses(3)...                                                                         (271.5)
                                       ---------     --------     --------     --------     ---------     --------     --------
        Total......................    $   313.5     $  294.5      1,222.2      1,108.2         960.8      1,243.8      1,283.0
                                        ========      =======      =======      =======      ========      =======      =======
Interest Expense...................    $    23.0     $   26.0     $   96.6     $  104.1     $   107.4     $  135.1     $  144.3
                                        ========      =======      =======      =======      ========      =======      =======
Income Before Change in
  Accounting(4)....................        164.7        149.5        634.1        561.9         483.0        600.5        624.3
Cumulative Effect of Change in
  Accounting for Retirement Medical
  Benefits(4)......................                                                          (1,519.0)
                                       ---------     --------     --------     --------     ---------     --------     --------
Net Income (Loss)..................    $   164.7     $  149.5     $  634.1     $  561.9     $(1,036.0)    $  600.5     $  624.3
                                        ========      =======      =======      =======      ========      =======      =======
Earnings Per Common Share(4):
  Primary:
    Before Change in Accounting....    $     .76     $    .68     $   2.87     $   2.55     $    2.16     $   2.57     $   2.56
    Cumulative Effect of Change in
      Accounting for Retirement
      Medical Benefits.............                                                             (6.78)
                                       ---------     --------     --------     --------     ---------     --------     --------
  Net Income (Loss)................    $     .76     $    .68     $   2.87     $   2.55     $   (4.62)    $   2.57     $   2.56
                                        ========      =======      =======      =======      ========      =======      =======
  Fully Diluted:
    Before Change in Accounting....    $     .74     $    .66     $   2.82     $   2.51     $    2.14     $   2.54     $   2.53
    Cumulative Effect of Change in
      Accounting for Retirement
      Medical Benefits.............                                                             (6.70)
                                       ---------     --------     --------     --------     ---------     --------     --------
  Net Income (Loss)................    $     .74     $    .66     $   2.82     $   2.51     $   (4.56)    $   2.54     $   2.53
                                        ========      =======      =======      =======      ========      =======      =======
Average Common Shares Outstanding:
  Primary..........................        218.0        221.2        220.5        219.8         223.6        233.7        244.1
                                        ========      =======      =======      =======      ========      =======      =======
  Fully Diluted....................        221.4        225.2        224.5        224.3         226.1        236.8        247.2
                                        ========      =======      =======      =======      ========      =======      =======

                                         THREE MONTHS ENDED
                                            DECEMBER 31,                         FISCAL YEAR ENDED SEPTEMBER 30,
                                       ----------------------     -------------------------------------------------------------
                                         1994          1993         1994         1993         1992          1991         1990
                                       ---------     --------     --------     --------     ---------     --------     --------
                                                                 (IN MILLIONS, EXCEPT RATIO AMOUNTS)
BALANCE SHEET DATA:
  (at end of period)
  Working Capital..................    $ 1,437.6     $2,036.9     $1,908.0     $2,000.5     $ 1,726.8     $1,501.1     $  931.9
  Total Assets.....................     12,187.5      9,758.1      9,860.8      9,694.8       9,731.0      9,375.5      9,634.7
  Long-Term Debt...................      1,495.8      1,022.3        831.0      1,028.2       1,035.4        740.3        552.9
  Shareowners' Equity..............      3,379.3      3,043.2      3,355.6      2,956.0       2,778.0      4,223.7      4,185.9
RATIO OF EARNINGS TO FIXED
  CHARGES(5).......................          7.8                       7.4          6.5           5.5          6.0          6.0
PRO FORMA RATIO OF EARNINGS TO
  FIXED CHARGES(5)(6)..............          5.0                       4.6

- ---------------
(1) Divested businesses include the sales, operating earnings and gains on sales of significant businesses and product lines sold by the Company. Businesses and product lines sold include the Automotive Plastics business in August 1994, the Flame Safeguard Controls product line in October 1991, the Network Transmission Systems business and Steel Castings product line in 1991 and the Sheet Fed Offset Printing Press product line in 1990.

(2) Earnings of the Graphic Systems segment have been adjusted to include interest income related to customer financing receivables as follows (in millions): three months ended December 31, 1994, $2.6; three months ended December 31, 1993, $2.8; 1994, $11; 1993, $18.5; 1992, $16.8; 1991, $15.8;
    and 1990, $19.1.

(3) In the fourth quarter of 1991 the Company recorded a provision for restructuring of businesses which reduced net income by $186.1 million, or 80 cents per share. The provision consists principally of the estimated costs for plant closings and product line consolidations in the Company's commercial businesses. Restructuring of businesses relates to the business segments earnings as follows (in millions): Automotive, $194.5; Graphic Systems, $49.6; Electronics, $17.9; and General corporate-net, $9.5.

(4) During 1992 the Company adopted, effective October 1, 1991, Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", electing to record the previously unrecognized prior service cost of such benefits on the immediate recognition basis. The cumulative effect of the change in accounting for such benefits is comprised of the initial accrual of the cost of retirement medical benefits of $2,450 million and a related deferred income tax benefit of $931 million. Also during 1992, the Company adopted, effective October 1, 1991, Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Adoption of these standards did not have a material effect on 1992 income before change in accounting.

(5) In computing the ratio of earnings to fixed charges, earnings are defined as income before income taxes and change in accounting for retirement medical benefits adjusted for minority interest in income or loss of subsidiaries, undistributed earnings of affiliates and fixed charges exclusive of capitalized interest. Fixed charges consist of interest on borrowings and that portion of rentals deemed representative of the interest factor.

(6) The pro forma ratios of earnings to fixed charges assume that the Company's acquisition of Reliance, and the divestiture of Reliance's telecommunications business at book value, occurred at the beginning of the respective period. The Company's Current Report on Form 8-K dated December 21, 1994 and the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1994, each of which is incorporated herein by reference, provide additional information and assumptions in respect of such pro forma ratios and the impact of the Reliance acquisition.

                                PLAN OF DISTRIBUTION

     The Company may sell the Debt Securities in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. The Prospectus Supplement with respect to the Offered Debt Securities sets forth the terms of the offering of the Offered Debt Securities, including the name or names of any underwriters and the respective amounts of the Offered Debt Securities underwritten or purchased by each of them, the purchase price of the Offered Debt Securities and the proceeds to the Company from such sale, any discounts, commissions or other items constituting compensation from the Company, any initial public offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Debt Securities may be listed.

     If underwriters are used in the sale, the Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Debt Securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Debt Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Debt Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Debt Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Debt Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth, in the Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain purchasers to purchase Offered Debt Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture (the Indenture) dated as of October 1, 1982 between the Company and Chemical Bank (as successor by merger to Manufacturers Hanover Trust Company), as Trustee (the Trustee), as supplemented by the First Supplemental Indenture (the First Supplemental Indenture) dated as of February 27, 1987 between the Company and the Trustee. The Indenture and the First Supplemental Indenture, copies of which may be obtained from the Commission in the manner set forth above, are hereinafter collectively referred to as the "Indenture". Certain provisions of the Indenture are summarized below. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions therein of certain terms. Whenever particular provisions of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated by reference as a part of the statements made, and the statements are qualified in their entirety by such reference.

GENERAL

     The Indenture does not limit the amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. Reference is made to the Prospectus Supplement for the following terms of the Offered Debt Securities: (i) the designation, aggregate principal amount and authorized denominations of the Offered Debt Securities; (ii) the percentage of their principal amount at which such Offered Debt Securities will be issued; (iii) the date or dates on which the Offered Debt Securities will mature; (iv) the rate or rates per annum at which the Offered Debt Securities will bear interest; (v) the dates on which any such interest will be payable and the record dates for any such interest payments; and (vi) any mandatory or optional redemption terms or other specific terms. Principal, premium, if any, and interest will be payable, and the Debt Securities will be transferable, at the corporate trust office of the Trustee in New York, New York, or at such other locations as the Company may designate, provided that payment of interest may be made at the option of the Company by check mailed to the address of the person entitled thereto as it appears in the Debt Securities register.

     The Debt Securities will be unsecured and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company. Other than the protections which may otherwise be afforded holders of Debt Securities as a result of the operation of the covenants described under "Covenants", there are no covenants or other provisions which may afford holders of Debt Securities protection in the event of a leveraged buyout or other highly leveraged transaction involving the Company or any similar occurrence.

     The Debt Securities will be issued only in fully registered form without coupons. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

CERTAIN DEFINITIONS

     "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary. "Unrestricted Subsidiary" means any Subsidiary designated as such from time to time by the Company. (sec. 1-1). Subject to various limitations, the Company may from time to time designate any Restricted Subsidiary as an Unrestricted Subsidiary and any Unrestricted Subsidiary as a Restricted Subsidiary. (sec. 10-9). Unrestricted Subsidiaries will not be restricted by the various provisions of the Indenture applicable to Restricted Subsidiaries, and the debt of Unrestricted Subsidiaries will not be consolidated with that of the Company and its Restricted Subsidiaries in calculating Consolidated Funded Debt under the Indenture.

     "Secured Debt" means indebtedness (other than indebtedness among the Company and Restricted Subsidiaries) for money borrowed, or other indebtedness on which interest is paid or payable, which is secured by (a) a lien or other encumbrance on any Principal Property of the Company or a Restricted Subsidiary or the stock or indebtedness of a Restricted Subsidiary or (b) in the case of indebtedness of the Company, a guarantee by a Restricted Subsidiary. (sec. 1-1).

     "Funded Debt" means (a) indebtedness having a maturity of more than 12 months, (b) certain obligations in respect of lease rentals and (c) the higher of the par value or liquidation value of preferred stock of Restricted Subsidiaries that is not owned by the Company or a Wholly-owned Restricted Subsidiary, but does not include certain debt subordinate to the Debt Securities. (sec. 1-1).

     "Principal Property" includes any real property (including buildings and other improvements) of the Company or any Restricted Subsidiary, owned currently or hereafter acquired (other than any pollution control facility, cogeneration facility or small power production facility hereafter acquired), which (i) has a book value in excess of 5% of Stockholders' Equity and (ii) in the opinion of the Board of Directors is of material importance to the total business conducted by the Company and its Restricted Subsidiaries as a whole. (sec. 1-1).

     "Sale and Lease-Back Transaction" means, subject to certain exceptions, sales or transfers of any Principal Property owned by the Company or any Restricted Subsidiary which has been in full operation for more than 180 days prior to such sale or transfer, where the Company or such Restricted Subsidiary has the intention of leasing back such property for more than 36 months but discontinuing the use of such property on or before the expiration of the term of such lease. (sec. 10-6).

COVENANTS

     Limitations on Liens. The Company and its Restricted Subsidiaries are prohibited from incurring or guaranteeing any Secured Debt without equally and ratably securing the Debt Securities. The foregoing restrictions are not applicable to (i) Secured Debt existing at the date of the Indenture; (ii) liens on property acquired or constructed after the date of the Indenture by the Company or a Restricted Subsidiary and created contemporaneously with, or within twelve months after, such acquisition or the completion of such construction to secure all or any part of the purchase price of such property or the cost of such construction; (iii) mortgages on property of the Company or a Restricted Subsidiary created within twelve months of completion of construction of a new plant or plants on such property to secure the cost of such construction; (iv) liens on property existing at the time such property is acquired; (v) liens on property or on the outstanding shares or indebtedness of a corporation existing at the time such corporation becomes a Restricted Subsidiary; (vi) liens on stock (except stock of Subsidiaries) acquired after the date of the Indenture if the aggregate cost thereof does not exceed 10% of Stockholders' Equity; (vii) liens securing indebtedness of a successor corporation to the Company to the extent permitted by the Indenture; (viii) liens securing indebtedness of a Restricted Subsidiary at the time it became a Restricted Subsidiary; (ix) liens securing indebtedness of any person outstanding at the time it is merged with or substantially all its properties are acquired by the Company or any Restricted Subsidiary; (x) liens created, incurred or assumed in connection with an industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and any Federal, state, municipal government or other governmental body or agency; (xi) extensions, renewals or replacements of the foregoing permitted liens to the extent of the original amounts thereof; (xii) liens in connection with government and other contracts; (xiii) certain liens in connection with taxes or legal proceedings; (xiv) certain other liens not related to the borrowing of money; and (xv) liens in connection with Sale and Lease-Back Transactions as described under "Limitations on Sale and Lease-Back". (sec. 10-5).

     In addition, the Company and its Restricted Subsidiaries may have Secured Debt not otherwise permitted or excepted without equally and ratably securing the Debt Securities if the sum of (a) the amount of such Secured Debt plus (b) the aggregate value of Sale and Lease-Back Transactions (subject to certain exceptions) described below, does not exceed 10% of Stockholders' Equity. (sec. 10-5).

     Limitations on Sale and Lease-Back. Sale and Lease-Back Transactions of any Principal Property which has been in full operation for 180 days (except leases for a temporary period not exceeding 36 months) are prohibited unless (a) the Company or its Restricted Subsidiaries would be entitled to incur Secured Debt equal to the amount realizable upon such sale or transfer secured by a mortgage on the property to be leased without equally and ratably securing the Debt Securities; or (b) an amount equal to the greater of net proceeds of the sale or fair value of the property sold is applied (i) to the retirement of Consolidated Funded Debt or indebtedness that was Funded Debt at the time it was created or (ii) to the purchase of other Principal Property having a value at least equal to the greater of such amounts; or (c) the Sale and Lease-Back Transaction involved was an industrial revenue bond, pollution control bond or similar financing arrangement between the Company or any Restricted Subsidiary and any Federal, state, municipal government or other governmental body or agency. (sec. 10-6).

     Restrictions on Transfer of Principal Property to Unrestricted Subsidiaries. The Company and its Restricted Subsidiaries are prohibited from transferring, except for fair value, any Principal Property to any Unrestricted Subsidiary, unless an amount equal to the fair value of such property is applied to the retirement of Consolidated Funded Debt or indebtedness that was Funded Debt at the time it was created. (sec. 10-10).

     Limitations on Merger by Restricted Subsidiaries. The Company will not permit a Restricted Subsidiary to consolidate with or merge into any other corporation or to sell substantially all its assets to any person, except with, into or to (i) the Company or a Wholly-owned Restricted Subsidiary, (ii) a corporation which, after giving effect to such transaction, will be a Restricted Subsidiary, or (iii) any other corporation if such Restricted Subsidiary does not own any stock or Funded Debt or Secured Debt of any other Restricted Subsidiary and the consolidation, merger or sale is for consideration and upon terms deemed by the Company's Board of Directors to be adequate and satisfactory. (sec. 10-8).

     Certain Limitations on Merger of the Company. The Company may consolidate with or merge into any other corporation, or transfer substantially all of its property to any other person, provided certain specified conditions are met. (sec.sec. 8-1 and 8-2). If, upon any merger or consolidation of the Company with or into any other corporation or upon any transfer of substantially all of its assets to any other person, any Principal Property of the Company or a Restricted Subsidiary would thereupon become subject to any mortgage, security interest, pledge, lien or encumbrance not otherwise permitted under the Indenture, the Company will, prior to such transaction, secure the Debt Securities, equally and ratably with any other indebtedness of the Company then entitled to be so secured, by a direct lien on such Principal Property and certain other properties. (sec. 8-3).

DEFEASANCE AND COVENANT DEFEASANCE

     Defeasance. The Indenture provides as to any series of Debt Securities to which the provisions described in this paragraph are made applicable, that the Company will be discharged from any and all obligations in respect of the Debt Securities of such series (except for certain obligations to register the transfer and exchange of such Debt Securities, to replace mutilated, destroyed, lost or stolen Debt Securities, to compensate, reimburse and indemnify the Trustee, to maintain an office or agency with respect to the Debt Securities and to hold moneys for payment in trust) upon irrevocable deposit with the Trustee, in trust, of money or U.S. government securities (as described in the Indenture) or a combination thereof, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (i) the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest on such Debt Securities on the Stated Maturity of such principal or installment of principal or interest and (ii) any mandatory sinking fund payments or analogous payments applicable to Debt Securities of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and such Debt Securities. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. Such opinion must refer to or be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. In the event of any such deposit and discharge, the Holders of such Debt Securities would thereafter be entitled to look only to such trust fund for payment of principal of (and premium, if any) and interest on the Debt Securities. (sec. 4-3).

     Covenant Defeasance. The Indenture provides as to any series of Debt Securities to which the provisions described in this paragraph are made applicable, that (i) the Company may omit to comply with the covenants contained in sec.sec. 10-5 (Limitations on Liens), 10-6 (Limitations on Sale and Lease-Back), 10-9 (Limitations on Change in Subsidiary Status) and 10-10 (Restriction on Transfer of Principal Property to Unrestricted Subsidiaries) of the Indenture and (ii) such noncompliance shall not be deemed to be an Event of Default under the Indenture and the Debt Securities upon irrevocable deposit with the Trustee, in trust, of money or U.S. government securities or a combination thereof, which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay and discharge (x) the principal of (and premium, if any) and each installment of principal of (and premium, if any) and interest on such Debt Securities on the Stated Maturity of such principal or installment of principal or interest and (y) any mandatory sinking fund payments or analogous payments applicable to Debt Securities of such series on the day on which such payments are due and payable in accordance with the terms of the Indenture and such Debt Securities. Such a trust may only be established if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. The obligations of the Company under the Indenture and Debt Securities other than with respect to the covenants referred to above and the Events of Default other than the Event of Default referred to above shall remain in full force and effect. (sec. 10-12).

     The Prospectus Supplement will state if any defeasance provision will apply to the Debt Securities.

MODIFICATION OF INDENTURE AND WAIVER OF CERTAIN COVENANTS

     With the consent of the holders of at least a majority in principal amount of the outstanding Debt Securities of each series affected, the Trustee and the Company may execute a supplemental indenture to change the Indenture or modify the rights of the holders of Debt Securities of any such series, but, without the consent of the holder of each outstanding Debt Security so affected, a supplemental indenture may not, among other things, (i) change the maturity of principal or interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable on redemption, or (ii) reduce the aforesaid percentage of holders of Debt Securities of such series whose consent shall be required to authorize any such supplemental indenture. (sec. 9-2).

     The holders of a majority in principal amount of the Debt Securities of any series at the time outstanding may waive compliance with certain covenants in the Indenture with respect to Debt Securities of such series. (sec. 10-11).

DEFAULTS AND CERTAIN RIGHTS ON DEFAULT

     Unless otherwise provided with respect to the Debt Securities of any series, an Event of Default with respect to any series of Debt Securities is defined as being any of the following events and such other events as may be established for the Debt Securities of such series: default for 30 days in payment of any interest on the Debt Securities of such series; default in payment of principal and premium, if any, on the Debt Securities of such series; default for 5 days in payment of any sinking fund payment with respect to Debt Securities of such series; default for 60 days after notice in performance of any other covenant in the Indenture; or certain events of bankruptcy, insolvency, receivership or reorganization relating to the Company. An Event of Default with respect to Debt Securities of a particular series does not necessarily constitute an Event of Default with respect to any other series. The Company will be required to file with the Trustee annually a written statement as to the fulfillment of its obligations under the Indenture. Unless otherwise provided with respect to the Debt Securities of any series, in case an Event of Default should occur and be continuing with respect to any series of Debt Securities, the Trustee or the holders of at least 25% in principal amount of the Debt Securities of such series then outstanding may declare the principal of all the Debt Securities of such series to be due and payable. Such declaration may, under certain circumstances, be rescinded by the holders of a majority in principal amount of the Debt Securities of such series at the time outstanding. (sec.sec. 5-1, 5-2 and 10-4).

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Trustee shall be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders of Debt Securities shall have offered to the Trustee reasonable security or indemnity. Subject to such provisions for indemnification and certain limitations contained in the Indenture, the holders of a majority in principal amount of the Debt Securities of any series at the time outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to Debt Securities of such series. Such holders may, in certain cases, waive any default with respect to Debt Securities of such series except a default in payment of principal of, or premium, if any, or interest on any of the Debt Securities of such series. (sec.sec. 5-12, 5-13 and 6-3).

                                 LEGAL MATTERS

     The legality of the Debt Securities offered hereby has been passed upon for the Company by Chadbourne & Parke, 30 Rockefeller Plaza, New York, New York 10112.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedules of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1994 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports also incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of that firm as experts in auditing and accounting. The consolidated financial statements of Reliance incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated December 21, 1994 have been audited by Price Waterhouse LLP, independent accountants, as stated in their report also incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.
                               ------------------

     NO DEALER, SALESMAN OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY STATE IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                                                                             AMOUNT
                                                                            --------
          Commission Registration Fee.....................................  $103,449
         *Attorneys' Fees and Expenses....................................    75,000
         *Accountants' Fees and Expenses..................................    25,000
         *Trustee's Fees and Expenses.....................................    10,000
         *Printing and Engraving..........................................    18,000
         *Blue Sky Expenses (including legal fees)........................    10,000
          Rating Agency Fees..............................................   185,000
         *Miscellaneous...................................................     5,000
                                                                            --------
                   Total..................................................  $431,449*
                                                                            ========

- ------------
* Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law permits Delaware corporations to eliminate or limit the monetary liability of directors for breach of their fiduciary duty of care, subject to certain limitations (8 Del. G.C.L. sec. 102(b)(7)) and also provides for indemnification of directors, officers, employees and agents subject to certain limitations (8 Del. G.C.L. sec. 145).

     The third paragraph of Article Eighth of the Company's Restated Certificate of Incorporation, as amended, eliminates monetary liability of directors for breach of fiduciary duty as directors to the extent permitted by Delaware law.

     Section 15 of Article III of the By-Laws of the Company and the appendix thereto entitled Procedures for Submission and Determination of Claims for Indemnification Pursuant to Article III, Section 15 of the By-Laws provide, in substance, for the indemnification of directors, officers, employees and agents of the Company to the extent permitted by Delaware law.

     The Company's directors and officers are insured against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

     In addition, the Company and certain other persons may be entitled under agreements entered into with agents or underwriters to indemnification by such agents or underwriters against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the Company or such persons may be required to make in respect thereof.

ITEM 16.  LIST OF EXHIBITS.

          1       -- Forms of proposed Underwriting Agreement, Terms Agreement and Delayed
                     Delivery Contract.
          4-a     -- Indenture dated as of October 1, 1982 between the Company and Chemical
                     Bank (as successor by merger to Manufacturers Hanover Trust Company), as
                     Trustee, including general form of Debt Security (at pages 6-11), table of contents and cross-reference sheet to Trust Indenture Act of 1939, filed as Exhibit 4-a to the Company's Registration Statement on Form S-3
                     (Registration No. 33-39510), is hereby incorporated by reference.
          4-b     -- First Supplemental Indenture dated as of February 27, 1987 between the
                     Company and Chemical Bank (as successor by merger to Manufacturers Hanover
                     Trust Company), as Trustee, filed as Exhibit 4-b to the Company's
                     Registration Statement on Form S-3 (Registration No. 33-39510), is hereby incorporated by reference.
          5       -- Opinion of Chadbourne & Parke as to the legality of the securities being registered.
         12-a     -- Computation of Ratio of Earnings to Fixed Charges for the five fiscal years ended September 30, 1994, filed as Exhibit 12 to the Company's
                     Registration Statement on Form S-3 (Registration No. 33-57015), is hereby incorporated by reference.
         12-b     -- Computation of Ratio of Earnings to Fixed Charges and Computation of Pro
                     Forma Ratio of Earnings to Fixed Charges for the three months ended December
                     31, 1994, filed as Exhibit 12-a to the Company's Quarterly Report on Form
                     10-Q for the fiscal quarter ended December 31, 1994, is hereby incorporated by reference.
         12-c     -- Computation of Pro Forma Ratio of Earnings to Fixed Charges for the
                     twelve months ended September 30, 1994, filed as Exhibit 12-b to the
                     Company's Quarterly Report on Form 10-Q for the fiscal quarter ended
                     December 31, 1994, is hereby incorporated by reference.
         23-a     -- Consent of Deloitte & Touche LLP, independent auditors, set forth at page
                     II-5 of this Registration Statement.
         23-b     -- Consent of Price Waterhouse LLP, independent accountants, set forth at page II-6 of this Registration Statement.
         23-c     -- Consent of Chadbourne & Parke contained in their opinion filed as Exhibit
                     5 to this Registration Statement.
         24       -- Powers of Attorney authorizing certain persons to sign this Registration
                     Statement on behalf of certain directors and officers of the Company.
         25       -- Form T-1 Statement of Eligibility and Qualification under the Trust
                     Indenture Act of 1939 of Chemical Bank (as successor by merger to
                     Manufacturers Hanover Trust Company), the Trustee under the Indenture.

ITEM 17.  UNDERTAKINGS.

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to
     Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PITTSBURGH AND THE COMMONWEALTH OF PENNSYLVANIA ON THE 13TH DAY OF APRIL, 1995.

                                        ROCKWELL INTERNATIONAL CORPORATION
                                        By     /s/ WILLIAM J. CALISE, JR.
                                           -----------------------------------
                                             (WILLIAM J. CALISE, JR., SENIOR
                                                 VICE PRESIDENT, GENERAL
                                                  COUNSEL AND SECRETARY)

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT ON FORM S-3 HAS BEEN SIGNED ON THE 13TH DAY OF APRIL, 1995 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

                  SIGNATURE                                          TITLE
     -----------------------------------        -----------------------------------------------
              DONALD R. BEALL*                  Chairman of the Board and Chief Executive
                                                  Officer (principal executive officer) and
                                                  Director

               LEW ALLEN, JR.*                  Director

            RICHARD M. BRESSLER*                Director

              JOHN J. CREEDON*                  Director

            ROBIN CHANDLER DUKE*                Director

              JUDITH L. ESTRIN*                 Director

            WILLIAM H. GRAY, III*               Director

        JAMES CLAYBURN LA FORCE, JR.*           Director

         WILLIAM T. McCORMICK, JR.*             Director

              JOHN D. NICHOLS*                  Director

             BRUCE M. ROCKWELL*                 Director

             WILLIAM S. SNEATH*                 Director

            JOSEPH F. TOOT, JR.*                Director

             W. MICHAEL BARNES*                 Senior Vice President, Finance & Planning and
                                                  Chief Financial Officer (principal financial
                                                  officer)

             LAWRENCE J. KOMATZ*                Vice President and Controller (principal
                                                  accounting officer)

* By     /s/ WILLIAM J. CALISE, JR.
     ----------------------------------
          (WILLIAM J. CALISE, JR.,
             ATTORNEY-IN-FACT)**

     ** By authority of the powers of attorney filed as Exhibit 24 to this Registration Statement.

                         INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Registration Statement of Rockwell International Corporation on Form S-3 of our reports dated November 1, 1994, except Note 2 to Financial Statements, as to which the date is November 21, 1994, appearing in and incorporated by reference in the 1994 Annual Report on Form 10-K of Rockwell International Corporation and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Pittsburgh, Pennsylvania
April 13, 1995

                               ------------------

                               CONSENT OF COUNSEL

     The consent of Chadbourne & Parke, counsel for the Company, is included in their opinion filed as Exhibit 5 hereto.

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of Rockwell International Corporation of our report dated February 3, 1994 relating to the consolidated financial statements of Reliance Electric Company which appears in the Current Report on Form 8-K of Rockwell International Corporation dated December 21, 1994. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of this Registration Statement.

PRICE WATERHOUSE LLP

Cleveland, Ohio
April 13, 1995

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                       DESCRIPTION                                     PAGE
- -------       -------------------------------------------------------------------------      ----
     1        -- Forms of proposed Underwriting Agreement, Terms Agreement and Delayed
                 Delivery Contract.

   4-a        -- Indenture dated as of October 1, 1982 between the Company and Chemical
                 Bank (as successor by merger to Manufacturers Hanover Trust Company), as
                 Trustee, including general form of Debt Security (at pages 6-11), table of contents and cross-reference sheet to Trust Indenture Act of 1939, filed as Exhibit 4-a to the Company's Registration Statement on Form
                 S-3 (Registration No. 33-39510), is hereby incorporated by reference.

   4-b        -- First Supplemental Indenture dated as of February 27, 1987 between the
                 Company and Chemical Bank (as successor by merger to Manufacturers
                 Hanover Trust Company), as Trustee, filed as Exhibit 4-b to the
                 Company's Registration Statement on Form S-3 (Registration No.
                 33-39510), is hereby incorporated by reference.

     5        -- Opinion of Chadbourne & Parke as to the legality of the securities being registered.

  12-a        -- Computation of Ratio of Earnings to Fixed Charges for the five fiscal years ended September 30, 1994, filed as Exhibit 12 to the Company's
                 Registration Statement on Form S-3 (Registration No. 33-57015), is
                 hereby incorporated by reference.

  12-b        -- Computation of Ratio of Earnings to Fixed Charges and Computation of
                 Pro Forma Ratio of Earnings to Fixed Charges for the three months ended
                 December 31, 1994, filed as Exhibit 12-a to the Company's Quarterly
                 Report on Form 10-Q for the fiscal quarter ended December 31, 1994, is hereby incorporated by reference.

  12-c        -- Computation of Pro Forma Ratio of Earnings to Fixed Charges for the
                 twelve months ended September 30, 1994, filed as Exhibit 12-b to the
                 Company's Quarterly Report on Form 10-Q for the fiscal quarter ended
                 December 31, 1994, is hereby incorporated by reference.

  23-a        -- Consent of Deloitte & Touche LLP, independent auditors, set forth at page II-5 of this Registration Statement.

  23-b        -- Consent of Price Waterhouse LLP, independent accountants, set forth at page II-6 of this Registration Statement.

  23-c        -- Consent of Chadbourne & Parke contained in their opinion filed as
                 Exhibit 5 to this Registration Statement.

    24        -- Powers of Attorney authorizing certain persons to sign this
                 Registration Statement on behalf of certain directors and officers of the
                 Company.

    25        -- Form T-1 Statement of Eligibility and Qualification under the Trust
                 Indenture Act of 1939 of Chemical Bank (as successor by merger to
                 Manufacturers Hanover Trust Company), the Trustee under the Indenture.
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